AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 2003

                                    FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provision of Section 8(a) of the Investment Company Act of 1940 an in connection with such notification of registration submits the following information:


Name:    SIT MUTUAL FUNDS TRUST
         4600 Wells Fargo Center, Minneapolis, Minnesota 55402
         ADDRESS OF PRINCIPAL BUSINESS OFFICES
         (NO. & STREET, CITY, STATE, ZIP CODE)

Telephone Number, including Area Code:      (612) 332-3223

Name and Address of Agent for Service:
         Paul E. Rasmussen, Esq.
         Sit Mutual Funds
         4600 Wells Fargo Center
         Minneapolis, Minnesota 55402

         Copy to:
         Michael J. Radmer, Esq.
         Dorsey & Whitney LLP
         Suite 1500
         50 South Sixth Street
         Minneapolis, MN 55402-1498

Check Appropriate Box:
Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes
[X] No [ ]

Signatures

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Minneapolis, and state of Minnesota on this ___ of October, 2003.

No Seal                       Signature: SIT MUTUAL FUNDS TRUST

                              BY
                                  ----------------------------------------
                                       Trustee

Attest:
        ---------------------------------------------
         Paul E. Rasmussen
         Vice President